Exhibit 10.1

Confidential & Privileged

TRANSACTION AGREEMENT

Dated as of September 14, 2020

by and between

KORNIT DIGITAL LTD.

and

AMAZON.COM, INC.

TABLE OF CONTENTS

		Page

Article I
WARRANT ISSUANCE; CLOSING

1.1	Warrant Issuance	1
1.2	Closing	1
1.3	Interpretation	1

Article II
REPRESENTATIONS AND WARRANTIES

2.1	Disclosure; Non-Reliance	2
2.2	Representations and Warranties of the Company	3
2.3	Representations and Warranties of Amazon	6
2.4	Survival	8

Article III
COVENANTS

3.1	Efforts	8
3.2	Public Announcements	10
3.3	Expenses	11
3.4	Tax Treatment	12

Article IV
ADDITIONAL AGREEMENTS

4.1	Acquisition for Investment	12
4.2	Legend	12
4.3	Anti-Takeover Provisions	13
4.4	Transfer Restrictions	13
4.5	Standstill Provisions	14

Article V
DEFINITIONS

5.1	Defined Terms	16

Article VI
MISCELLANEOUS

6.1	Termination of This Agreement; Other Triggers	21
6.2	Amendment	22
6.3	Waiver of Conditions	22
6.4	Counterparts and Facsimile	22
6.5	Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL	22
6.6	Notices	23
6.7	Entire Agreement, Etc	23
6.8	Assignment	24
6.9	Severability	24
6.10	No Third-Party Beneficiaries	24
6.11	Specific Performance	24
6.12	Prior Rights	24

LIST OF ANNEXES

ANNEX A:	Form of Warrant
ANNEX B:	Form of Undertaking

i

This TRANSACTION AGREEMENT, dated as of September 14, 2020 (this “Agreement”), is by and between Kornit Digital Ltd., an Israeli limited company (the “Company”), and Amazon.com, Inc., a Delaware corporation (“Amazon”).

RECITALS:

WHEREAS, subject to the terms and conditions hereof, each of the Company and Amazon determined it was advisable and in the best interests of their respective companies and stockholders to enter into an amendment to that certain Master Purchase Agreement, effective as of May 1, 2016 by and between the Company and Amazon Corporate LLC (as amended and including all annexes, schedules and exhibits thereto, the “Master Purchase Agreement”);

WHEREAS, in connection with the transactions contemplated hereby, and subject to the terms and conditions hereof, the Company desires to issue to Amazon.com NV Investment Holdings LLC, a wholly owned subsidiary of Amazon (“NV Investment Holdings”), and NV Investment Holdings desires to acquire from the Company, at the Closing, a warrant to purchase a specified number of the Company’s ordinary shares, NIS 0.01 par value per share (the “Ordinary Shares”); and

WHEREAS, each of the parties wishes to set forth in this Agreement certain terms and conditions regarding, among other things, NV Investment Holdings’s ownership of the Warrant and Warrant Shares (as defined below), as applicable;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties agree as set forth herein.

Article I
WARRANT ISSUANCE; CLOSING

1.1 Warrant Issuance. On the terms and subject to the conditions set forth in this Agreement, the Company shall issue to NV Investment Holdings, and NV Investment Holdings shall acquire from the Company, at the Closing, a warrant to purchase up to an aggregate of 3,401,028 Warrant Shares, subject to adjustment in accordance with its terms, in the form attached hereto as Annex A (the “Warrant”). The issuance of the Warrant by the Company and the acquisition of the Warrant by NV Investment Holdings are referred to herein as the “Warrant Issuance.”

1.2 Closing. The closing of the Warrant Issuance (the “Closing”) shall take place electronically via exchange of executed documents, immediately following the execution and delivery of this Agreement. At the Closing, the Company shall deliver to Amazon the Warrant, as evidenced by a duly and validly executed warrant certificate dated as of the date hereof and bearing appropriate legends as hereinafter provided for.

1.3 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections,” “Annexes,” “Schedules” or “Exhibits” such reference shall be to a Recital, Article or Section of, or Annex, Schedule or Exhibit to, this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural and vice versa. References to “herein,” “hereof,” “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. References to “parties” refer to the parties to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Any reference to a wholly owned subsidiary of a Person shall mean such subsidiary is directly or indirectly wholly owned by such Person. All references to “$” or “dollars” mean the lawful currency of the United States of America, and all references to “NIS” mean the lawful currency of the State of Israel. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation shall include any successor to the section. The term “Business Day” means any day, other than a Friday, Saturday, Sunday or any other day on which commercial banks in New York, New York or the State of Israel are authorized or required by Applicable Law to be closed. With respect to the Warrant and Warrant Shares, such term shall include any Ordinary Shares or other securities of the Company received by NV Investment Holdings as a result of any stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction.

Article II
REPRESENTATIONS AND WARRANTIES

2.1 Disclosure; Non-Reliance.

(a) “Material Adverse Effect” means any change, effect, event, development, circumstance or occurrence (each, an “Effect”) that, taken individually or when taken together with all other applicable Effects, has been, is or would reasonably be, expected to be materially adverse to (i) the business, assets, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to complete the transactions contemplated by the Transaction Documents or to perform its obligations under the Transaction Documents; provided, however, that in no event shall any Effect, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, is or would be, a Material Adverse Effect to the extent resulting from: (A) any change in general economic, market or political conditions; (B) conditions generally affecting the industry in which the Company operates; (C) any change in generally accepted accounting principles in the United States (“GAAP”) or Applicable Law; (D) any act of war (whether or not declared), armed hostilities, sabotage or terrorism, or any material escalation or worsening of any such events, or any national disaster or any national or international calamity; (E) any epidemic, pandemic or disease outbreak (including COVID-19) or anything reasonably arising therefrom, including, without limitation, changes in Applicable Law, customer or supplier behavior, the values of share prices traded on any stock market or exchange; (F) any failure, in and of itself, to meet internal or published projections, forecasts, targets or revenue or earnings predictions for any period, as well as any change, in and of itself, by the Company in any projections, forecasts, targets or revenue or earnings predictions for any period (provided that the underlying causes of such failures (to the extent not otherwise falling within one of the other exceptions in this proviso) may constitute or be taken into account in determining whether there has been, is, or would be, a Material Adverse Effect); (G) any change in the price or trading volume of the Ordinary Shares (provided that the underlying causes of such change (to the extent not otherwise falling within one of the other exceptions in this proviso) may constitute or be taken into account in determining whether there has been, is or would be, a Material Adverse Effect); or (H) the announcement of this Agreement or the other Transaction Documents, including, to the extent attributable to such announcement, any loss of or adverse change in the relationship, contractual or otherwise, of the Company and its subsidiaries with their respective employees, customers, distributors, licensors, licensees, vendors, lenders, investors, partners or suppliers; provided, further, however, that any Effect referred to in clauses (A) through (E) may be taken into account in determining whether or not there has been, is, or would be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other similarly situated participants in the industry in which the Company and its subsidiaries operate (in which case any adverse effect(s) to the extent disproportionate may be taken into account in determining whether or not there has been, is or would be a Material Adverse Effect).

(b) “Previously Disclosed” means information set forth or incorporated in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019 or its other reports, statements and forms (including exhibits and other information incorporated therein) filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Section 13(a), 14(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the Securities Act of 1933, as amended (the “Securities Act”), in each case on or after December 31, 2019 (the “SEC Reports”) (in each case excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking or safe harbor statements), to the extent such SEC Reports are filed or furnished at least five (5) Business Days prior to the execution and delivery of this Agreement.

(c) Each party acknowledges that it is not relying upon any representation or warranty of the other party, express or implied, not set forth in the Transaction Documents. Amazon acknowledges that it has had an opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its subsidiaries, including an opportunity to ask such questions of management and review such information maintained by the Company and its subsidiaries, in each case as it considers sufficient for the purpose of consummating the transactions contemplated by the Transaction Documents. Amazon further acknowledges that it has had such an opportunity to consult with its own counsel, financial and tax advisers and other professional advisers as it believes is sufficient for purposes of the transactions contemplated by the other Transaction Documents. For purposes of this Agreement, the term “Transaction Documents” refers collectively to this Agreement, the Master Purchase Agreement, the Warrant and any other agreement entered into by and among the parties and/or their Affiliates on the date hereof in connection with the transactions contemplated hereby or thereby, in each case, as amended, modified or supplemented from time to time in accordance with their respective terms.

2.2 Representations and Warranties of the Company. Except as Previously Disclosed or as set forth in the correspondingly numbered section of the Disclosure Schedules, the Company represents and warrants as of the date of this Agreement and, in the case of the representation in the last sentence of Section 2.2(c), as of the date of each issuance of Warrant Shares, to Amazon that:

(a) Organization and Authority. The Company has been and is a limited company duly organized and validly existing under the laws of the State of Israel, the annual fees of the Company payable or due to the Israeli Companies Registrar have been duly paid, and the Company is not an “infringing company” under Section 362A(a) of the Israeli Companies Law, 5759-1999. The Company has the full corporate power and authority to own its properties and conduct its business in all material respects as currently conducted, and, except as would not constitute a Material Adverse Effect, has been and is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification. The Company has made available to Amazon complete and correct copies of the Company’s articles of association, as of the date of this Agreement, and such articles of association are in full force and effect.

(b) Capitalization. The authorized capital stock of the Company consists of 200,000,000 Ordinary Shares of which, as of the close of business on September 9, 2020, 41,197,714 shares were issued and outstanding. As of the close of business on September 9, 2020, the Company had (i) options to purchase 804,820 Ordinary Shares outstanding under Company Stock Plans without giving effect to all forfeitures or exercises that may have occurred during the quarter ending September 30, 2020, including an estimated 11,248 Ordinary Shares reasonably estimated to be underlying options, the precise number of which remains subject to change based on the application of the Binomial Option Pricing Method to a dollar-based equity compensation award, (ii) 35,313 Ordinary Shares underlying performance share units, including an estimated 16,871 Ordinary Shares reasonably estimated to be underlying performance share units, the precise number of which remains subject to change based on the application of the Monte-Carlo Option Pricing Method to a dollar-based equity compensation award, (iii) 852,362 Ordinary Shares underlying restricted share units outstanding under the Company Stock Plans, (iv) 2,856,860 Ordinary Shares reserved for additional grants under the Company Stock Plans without giving effect to all forfeitures or exercises that may have occurred during the quarter ending September 30, 2020 or any adjustments based on the application of the pricing models specified in clauses (i) and (ii), (v) no other restricted shares, restricted share units or other share-based awards outstanding under the Company Stock Plans, (vi) an aggregate of 2,294,877 Ordinary Shares issuable upon cashless exercise of the Prior Warrant as of September 10, 2020 (assuming all Ordinary Shares subject to the Prior Warrant fully vest) and (vii) no other warrants to purchase Ordinary Shares outstanding. Since the close of business on September 9, 20120, no shares have been issued or subject to any obligation to be issued, other than those issuable upon exercise of the Prior Warrant or previously outstanding share based awards, including stock options, performance share units or restricted share units. Since the close of business on September 9, 2020, no restricted shares, restricted share units or other share-based awards have been granted. The outstanding Ordinary Shares have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights, the Company’s articles of association, or any Applicable Laws). Except as set forth above or pursuant to the Transaction Documents, there are no (A) shares of capital stock or other Equity Securities or Voting Securities of the Company authorized, reserved for issuance, issued or outstanding, (B) options, warrants, calls, preemptive rights, subscription or other rights, instruments, agreements, arrangements or commitments of any character, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other Equity Security or Voting Security in the Company or any securities or instruments convertible into or exchangeable for such shares of capital stock or other Equity Securities or Voting Securities, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (C) outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other Equity Securities or Voting Securities of the Company, or (D) issued or outstanding performance awards, units, rights to receive any capital stock or other Equity Securities or Voting Securities of the Company on a deferred basis, or rights to purchase or receive any capital stock or Equity Securities or Voting Securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company. No subsidiary of the Company owns any shares of capital stock or other Equity Securities or Voting Securities of the Company. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock or other Equity Securities or Voting Securities of the Company. All options granted and shares reserved or issued pursuant to the Company Stock Plans have been granted, reserved and issued in all material respects in full compliance with their respective Company Stock Plan and Applicable Law. The issuance of the Warrant and the Warrant Shares will not result in any adjustment to the conversion price or exercise price of any securities of the Company that are convertible into, or exercisable for, Ordinary Shares.

(c) The Warrant and Warrant Shares. The Warrant has been duly authorized by the Company and constitutes a valid, legal and binding obligation of the Company in accordance with its terms, except as the same may be limited by the Bankruptcy Exceptions. The Warrant Shares have been duly authorized and reserved for issuance upon exercise of the Warrant, and when so issued, paid for and delivered upon due exercise of the Warrant, will be validly issued, fully paid and nonassessable, and free and clear of any liens or encumbrances, other than liens or encumbrances created by the Transaction Documents, arising as a matter of Applicable Law or created by or at the direction of Amazon or any of its Affiliates.

(d) Authorization, Enforceability.

(i) The Company has full power and authority to execute and deliver this Agreement and the other Transaction Documents, as applicable, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or analogous) action on the part of the Company and its stockholders, and no further approval or authorization is required on the part of the Company or its stockholders. This Agreement and the other Transaction Documents, assuming the due authorization, execution and delivery by the other parties hereto and thereto, are valid and binding obligations of the Company, enforceable against the Company and such subsidiary, respectively, in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (“Bankruptcy Exceptions”).

(ii) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not: (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (x) its articles of association (or analogous organizational documents), or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries may be bound, or to which the Company or any of its subsidiaries or any of the properties or assets of the Company or any of its subsidiaries is subject; (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Applicable Law or Order applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of clauses (A)(y) and (B), for those occurrences that would not constitute a Material Adverse Effect; (C) result in any payment (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its subsidiaries under any employment, compensation or benefit plan, program, policy, agreement or arrangement that is sponsored, maintained or contributed to by the Company or any of its subsidiaries (each, a “Company Benefit Plan”) or otherwise; (D) increase any benefits otherwise payable under any Company Benefit Plan; (E) result in any acceleration of the time of payment or vesting of any such benefits; (F) require the funding or acceleration of funding of any trust or other funding vehicle; or (G) constitute a “change in control,” “change of control” or other similar term under any Company Benefit Plan; provided, however, that the foregoing shall not be deemed to include payments or other benefits under a Company Benefit Plan that (a) gives effect to the Company’s performance of the Transaction Documents insofar as that performance impacts the Company’s overall results of operations, and (b) are made to any individual whose compensation is based in part on performance related to a specific territory that is impacted by the Company’s performance of the Transaction Documents.

(iii) Other than (A) such notices, filings, exemptions, reviews, authorizations, consents or approvals as have been made or obtained as of the date hereof, and (B) notices, filings, exemptions, reviews, authorizations, consents or approvals as may be required under, and other applicable requirements of (1) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (if the parties may not rely on the “Investment-Only” exemption to the HSR Act), (2) any other Antitrust Laws, to the extent applicable, (3) the Exchange Act, (4) the Securities Act, (5) The NASDAQ Stock Market, LLC and (6) the Israeli Encouragement Of Industrial Research And Development Law, 5744-1984 (as amended, and all rules and regulations promulgated thereunder), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any federal, national, state, local, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, judicial or administrative body, official, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, including the Israel Lands Authority and quasi-governmental authorities such as the BIRD Foundation, or arbitrator or SRO (each, a “Governmental Entity”) is required to be made or obtained by the Company or any of its subsidiaries in connection with the consummation by the Company or any of its subsidiaries of the Warrant Issuance and the other transactions contemplated hereby and by the other Transaction Documents, except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals the failure of which to make or obtain would not constitute a Material Adverse Effect. For purposes of this Agreement, “Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, local, domestic, foreign or supranational laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that provide for review of foreign investment.

(e) Company Financial Statements; Internal Controls.

(i) Each of the consolidated financial statements included in the SEC Reports (A) complied as to form, as of their respective dates of filing with the Commission, in all material respects with the applicable accounting requirements and with the rules and regulations of the Commission, (B) was prepared in accordance with GAAP, in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (C) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its subsidiaries as of the date and for the periods referred to in such financial statements except to the extent such financial statements have been modified or superseded by later SEC Reports, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Section 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments that would not be material in amount or effect; provided, however, that notwithstanding the foregoing, the quarterly financial disclosures furnished by the Company to the Commission under cover of Form 6-K do not constitute full financial statements prepared in accordance with GAAP insofar as they lack footnotes and certain other disclosures.

(ii) Neither the Company nor any of the Company’s subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar agreement or arrangement, where the result, purpose or effect of such agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the SEC Reports (including the financial statements contained therein).

(iii) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules, regulations and forms, and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the Audit Committee of the Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, all of which information described in clauses (x) and (y) above has been disclosed by the Company to Amazon prior to the date hereof. Any material change in internal control over financial reporting required to be disclosed in any SEC Report has been so disclosed.

(iv) Since December 31, 2017, neither the Company nor any of its subsidiaries has received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls.

(v) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), with respect to the SEC Reports, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(f) No Material Adverse Effect. Since December 31, 2019, no Material Adverse Effect has occurred.

(g) Reports.

(i) Since December 31, 2017, the Company has complied in all material respects with the filing requirements of Sections 13(a), 14(a) and 15(d) of the Exchange Act, and of the Securities Act.

(ii) The SEC Reports, when they became effective or were filed with the Commission, as the case may be, complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX as applicable, and none of such documents, when they became effective or were filed with the Commission, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) Litigation and Liabilities. Since December 31, 2017, (a) there have been, and there are, no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that (i) relate to the Warrant or Warrant Shares, (ii) challenge the validity or enforceability of the Company’s obligations under this Agreement or the Transaction Documents to which the Company is or will be a party or (iii) would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, or (b) neither the Company nor any of its subsidiaries has incurred any obligations or liabilities that, individually or in the aggregate, have had or would likely result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity.

(i) Anti-Takeover Provisions. The actions taken by the Board to approve this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, assuming the accuracy of the representations and warranties of Amazon set forth in Section 2.3(c), constitute all action necessary to render inapplicable to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby the provisions of any potentially applicable Anti-Takeover Provisions. The Company is not a party to any shareholder rights plan or “poison pill” agreement.

(j) Related Party Transactions. Except for compensation arrangements with respect to which all required disclosures have been made in the SEC Reports, no shareholder, officer or director of the Company or immediate family member thereof (a) is presently a party or has a direct or indirect interest in any Person (other than publicly traded securities) who is a party to any agreement with the Company, (b) owns any direct or any indirect interest in any assets of the Company or (c) has any cause of action or other claim against, or owes any amounts to, the Company except for claims of employees in the ordinary course of business, including for accrued vacation pay or for accrued benefits under a Company Benefit Plan. There are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a creditor of, any shareholder, director or officer or any Affiliate of such shareholder, director or officer.

(k) Registration Rights. The Company has not granted to any Person the right to request or require the Company to register any securities issued by the Company other than the rights granted to Amazon.

(l) Compliance with Laws. To the extent applicable to it and them, the Company and its subsidiaries are and since January 1, 2017 have been in compliance with and not in violation of (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd1, et seq.), and the provisions of all anti-bribery, anti-corruption and anti-money laundering laws of each jurisdiction in which the Company and its subsidiaries operate, (ii) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations and laws administered by U.S. Treasury Office of Foreign Assets Control, including with respect to sanctioned individuals or countries, (iii)  with respect to Israel, the Trading with the Enemy Ordinance – 1939; sanctions lists of individuals and unlawful entities administered by the Ministry of Defense, the Defense Export Control Law – 2007; the Law Governing the Control of Commodities and Services – 1957; the Order Regarding the Engagement in Encryption Items – 1974; the Declaration Governing the Control of Commodities and Services (Engagement in Encryption Items) (Amendment) – 1998; and the Import And Export Order (Control Of Dual-Purpose Goods, Services And Technology Exports) – 2006, and (iv) any other Applicable Laws with respect to the Company or its subsidiaries that the noncompliance with or violation of, individually or in the aggregate, has had or would be reasonably likely to result in a Material Adverse Effect.  There is not, (A) to the Company’s knowledge, any pending action against or investigation of any of the Company or its subsidiaries by or before, or disclosure to, any governmental entity in connection with an alleged violation of any laws set forth in the first sentence of this Section 2.2(l), or (B) any written allegation from any governmental entity asserting an alleged violation of any such laws.

(m) Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Company.

2.3 Representations and Warranties of Amazon. Amazon hereby represents and warrants as of the date of this Agreement to the Company that:

(a) Organization. Amazon has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and conduct its business in all material respects as currently conducted.

(b) Authorization, Enforceability.

(i) Amazon and each of its subsidiaries that is a party to any other Transaction Document have the corporate or analogous power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are a party, to consummate the transactions contemplated hereby and thereby, and to carry out their obligations hereunder and thereunder. The execution, delivery and performance by Amazon, and by each of its subsidiaries that is a party to any other Transaction Document, as applicable, of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or analogous action on its, or such subsidiary’s, part, as applicable, and no further approval or authorization is required on its, or such subsidiary’s, part, as applicable. This Agreement and the other Transaction Documents, assuming the due authorization, execution and delivery by the other parties hereto and thereto, are valid and binding obligations of Amazon, and such subsidiary, as applicable, enforceable against it, and such subsidiary, as applicable, in accordance with their respective terms, except as the same may be limited by Bankruptcy Exceptions. Notwithstanding anything to the contrary contained herein, the exercise of the Warrant may require further board of directors’ (or analogous) approvals or authorizations on the part of Amazon or such subsidiary, as applicable (the “Exercise Approval”).

(ii) The execution, delivery and performance by Amazon, or any such subsidiary, as applicable, of this Agreement and the other Transaction Documents to which it or any such subsidiary is a party and the consummation of the transactions contemplated hereby and thereby and compliance by it, and such subsidiary, as applicable, with any of the provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (x) subject to Exercise Approval, its, or such subsidiary’s, as applicable, organizational documents or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which it, or such subsidiary, as applicable, is a party or by which it, or such subsidiary, as applicable, may be bound, or to which it, or such subsidiary, as applicable, or any of its, or such subsidiary’s, as applicable, properties or assets are subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Applicable Law or Order applicable to it, or such subsidiary, as applicable, or any of its, or such subsidiary’s, as applicable, properties or assets except, in the case of clauses (A)(y) and (B), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Amazon to complete the transactions contemplated by the Transaction Documents or perform its obligations under the Transaction Documents.

(iii) Other than (A) such notices, filings, exemptions, reviews, authorizations, consents or approvals as have been made or obtained as of the date hereof, and (B) notices, filings, exemptions, reviews, authorizations, consents or approvals as may be required under, and other applicable requirements of (1) the HSR Act (if the parties may not rely on the “Investment-Only” exemption to the HSR Act), (2) any other Antitrust Laws, to the extent applicable, (3) the Exchange Act and (4) the Securities Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by it or any of its subsidiaries in connection with the consummation by Amazon or any of its subsidiaries of the Warrant Issuance and the other transactions contemplated hereby and by the other Transaction Documents, except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals the failure of which to make or obtain have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Amazon to complete the transactions contemplated by the Transaction Documents or to perform its obligations under the Transaction Documents.

(c) Ownership. Other than pursuant to this Agreement, the other Transaction Documents and the Warrant to Purchase Ordinary Shares dated January 10, 2017 (“Prior Warrant”), Amazon is not the Beneficial Owner of (i) any Ordinary Shares or (ii) any securities or other instruments representing the right to acquire Ordinary Shares.

(d) Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Amazon.

2.4 Survival. The representations and warranties in this Agreement shall survive until the later of (a) thirty (30) days after the date that the Company files with the Commission its audited consolidated financial statements for the fiscal year ending December 31, 2020 or (b) the twelve (12)-month anniversary of the Closing; provided that (i) the representations in Section 2.2(a), Section 2.2(b), Section 2.2(d) and Section 2.2(m) shall survive until the six (6)-month anniversary of the last Share Delivery Date such that the Warrant has been exercised in full, and (ii) the representations in Section 2.2(c) and Section 2.2(i) shall survive until the day after the last Share Delivery Date such that the Warrant has been exercised in full.

Article III
COVENANTS

3.1 Efforts.

(a) Subject to the terms and conditions hereof (including the remainder of this Section 3.1) and the other Transaction Documents, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or desirable under Applicable Law to carry out the provisions hereof and thereof and give effect to the transactions contemplated hereby and thereby. In furtherance and not in limitation of the foregoing, each of the parties shall, (i) subject to the provisions of this Section 3.1, including Section 3.1(d), use its commercially reasonable efforts to obtain as promptly as reasonably practicable and advisable (as determined in good faith by Amazon after consultation with the Company in accordance with the first sentence of Section 3.1(d)) all exemptions, authorizations, consents or approvals from, and to make all filings with and to give all notices to, all third parties, including any Governmental Entities, required in connection with the transactions contemplated by this Agreement and the other Transaction Documents, which, for the avoidance of doubt, shall include providing, as promptly as reasonably practicable and advisable, such information to any Governmental Entity as such Governmental Entity may request in connection therewith, and (ii) cooperate fully with the other party in promptly seeking to obtain all such exemptions, authorizations, consents or approvals and make all such filings and give such notices.

(b) Without limiting the generality of the foregoing, and only to the extent required by Applicable Law (including, for the avoidance of doubt, any Antitrust Law) including, without limitation, in the event that the “Investment-Only” exemption is not available to Amazon, (i) as promptly as reasonably practicable after written notice from Amazon, and in any event no later than in accordance with established regulatory time frames, the parties shall file any Notification and Report Forms required under the HSR Act with the Federal Trade Commission and the United States Department of Justice and (ii) as promptly as practicable after written notice from Amazon, the parties shall file, make or give, as applicable, all other filings, requests or notices required under any other Antitrust Laws, in each case with respect to the issuance of the Warrant Shares (the “Initial Filing Transaction”) (the filings, requests and notices described in the foregoing clauses (i) and (ii), collectively, the “Initial Antitrust Filings”). In addition, following the receipt of the Initial Antitrust Clearance, to the extent required by Applicable Law (including, for the avoidance of doubt, any Antitrust Law) in connection with any further issuance of Warrant Shares (in each case, whether in full or in part), the parties shall file, make or give, as applicable, as promptly as reasonably practicable and advisable (as determined in good faith by Amazon after consultation with the Company in accordance with the first sentence of Section 3.1(d)), any further required filings, requests or notices required under any Antitrust Laws, including the HSR Act. Without limiting the generality of the foregoing, each party shall supply as promptly as reasonably practicable to the appropriate Governmental Entities any information and documentary material that may be required pursuant to the HSR Act or any other Antitrust Laws. For purposes of this Agreement, the term “Initial Antitrust Clearance” as of any time means (x) prior to such time, the expiration or termination of the waiting period under the HSR Act and the receipt of all exemptions, authorizations, consents or approvals, the making of all filings and the giving of all notices, and the expiration of all waiting periods, pursuant to any other Antitrust Laws, in each case to the extent required with respect to the Initial Filing Transaction, and (y) the absence at such time of any Applicable Law or Order issued by any court of competent jurisdiction or other legal restraint or prohibition under any Antitrust Law, in each case that has the effect of preventing the consummation of the Initial Filing Transaction.

(c) Subject to the terms and conditions hereof (including the remainder of this Section 3.1) and the other Transaction Documents, and only to the extent required under the Antitrust Laws, each of the parties shall use its commercially reasonable efforts to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Entity, so as to enable the parties to give effect to the transactions contemplated hereby and by the other Transaction Documents in accordance with the terms hereof and thereof; provided, that notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, nothing in this Section 3.1 shall require, or be construed to require, any party or any of its Affiliates to agree to (and no party or any of its Affiliates shall agree to, without the prior written consent of the other parties): (i) sell, hold separate, divest, discontinue or limit (or any conditions relating to, or changes or restrictions in, the operation of) any assets, businesses or interests of it or its Affiliates (irrespective of whether or not such assets, businesses or interests are related to, are the subject matter of or could be affected by the transactions contemplated by the Transaction Documents); (ii) without limiting clause (i) in any respect, any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests that would reasonably be expected to adversely impact (x) the business of, or the financial, business or strategic benefits of the transactions contemplated hereby or by any of the other Transaction Documents to it or its Affiliates, or (y) any other assets, businesses or interests of it or its Affiliates; or (iii) without limiting clause (i) in any respect, any modification or waiver of the terms and conditions of this Agreement or any of the other Transaction Documents that would reasonably be expected to adversely impact (x) the business of, or financial, business or strategic benefits of the transactions contemplated hereby or by any of the other Transaction Documents to it or its Affiliates, or (y) any other assets, businesses or interests of it or its Affiliates.

(d) Amazon shall have the principal responsibility for devising and implementing the strategy (including with respect to the timing of filings) for obtaining any exemptions, authorizations, consents or approvals required under the HSR Act or any other Antitrust Laws in connection with the transactions contemplated hereby and by the other Transaction Documents; provided, however, that Amazon shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall antitrust strategy. Each of the parties shall promptly notify the other party of, and if in writing furnish the other with copies of (or, in the case of oral communications, advise the other of), any substantive communication that it or any of its Affiliates receives from any Governmental Entity, whether written or oral, relating to the matters that are the subject of this Agreement or any of the other Transaction Documents, and to the extent reasonably practicable, permit the other party to review in advance any proposed substantive written communication by such party to any Governmental Entity and consider in good faith the other party’s reasonable comments on any such proposed substantive written communications prior to their submission. No party shall, and each party shall cause its Affiliates not to, participate or agree to participate in any substantive meeting or communication with any Governmental Entity in respect of the subject matter of the Transaction Documents, including on a “no names” or hypothetical basis, unless (to the extent practicable) it or they consult with the other party in advance, and to the extent practicable and permitted by such Governmental Entity, give the other party the opportunity to jointly prepare for, attend and participate in such meeting or communication. The parties shall (and shall cause their Affiliates to) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the matters described in this Section 3.1, including (x) furnishing to each other all information reasonably requested to determine the jurisdictions in which a filing or submission under any Antitrust Law is required or advisable, (y) furnishing to each other all information required for any filing or submission under any Antitrust Law and (z) keeping each other reasonably informed with respect to the status of each exemption, authorization, consent, approval, filing and notice under any Antitrust Law, in each case, in connection with the matters that are the subject of this Agreement or any of the other Transaction Documents. The parties shall provide each other with copies of all substantive correspondence, filings or communications between them or any of their Affiliates or Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, relating to the matters that are the subject of this Agreement or any of the other Transaction Documents; provided that such material may be redacted as necessary to (1) comply with contractual arrangements, (2) address good faith legal privilege or confidentiality concerns and (3) comply with Applicable Law.

(e) Subject to the other provisions of this Agreement, including in this Section 3.1, in the event that any arbitral, administrative, judicial or analogous action, claim or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or any other party relating to or in connection with the transactions contemplated hereby or by any of the other Transaction Documents (“Transaction Litigation”), neither party shall be required to contest and resist any such Transaction Litigation or to seek to have vacated, lifted, reversed or overturned any judgment, ruling, order, writ, injunction or decree, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation or implementation of the transactions contemplated hereby or by any of the other Transaction Documents. Each party shall keep the other party reasonably informed with respect to any Transaction Litigation unless doing so would reasonably be likely to jeopardize any privilege of such party regarding any such Transaction Litigation (subject to such party using commercially reasonable efforts to develop and implement, and cooperating in good faith with the other party in developing and implementing, reasonable alternative arrangements to provide such other party with such information). Subject to the immediately preceding sentence, each party shall promptly advise the other party orally and in writing in connection with, and shall consult with each other with respect to, any Transaction Litigation and shall in good faith give consideration to each other’s advice with respect to such Transaction Litigation.

(f) As promptly as practicable following the date hereof, the Company shall adopt such amendments and take such further actions and do or cause to be done all things necessary, proper or advisable under Applicable Law, to prevent the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby from constituting a “change in control,” “change of control” or other similar term under any Company Benefit Plan.

(g) As promptly as practicable after Amazon exercises the Warrants and becomes a shareholder of the Company, the Company shall give notice to the Israeli Innovation Authority (formerly the Office of the Chief Scientist of the Ministry of Economy), provided such notice has been previously approved by Amazon and if Amazon has or will become an “Interested Party” (as defined in the Israeli Securities Law-1968) of the Company, such notice shall be accompanied by a customary undertaking to the Israeli Innovation Authority in the form attached hereto as Annex B as may be amended by the Israeli Innovation Authority from time to time that shall be executed by Amazon.

(h) Notwithstanding anything herein to the contrary, from and after the earlier of (i) the exercise of the Warrant in full and (ii) the expiration, termination or cancellation of the Warrant without the Warrant having been exercised in full, no party shall have any further obligations under this Section 3.1; provided, that this Section 3.1(i) shall in no way relieve any party with respect to any breach by such party of this Section 3.1 prior to such time.

3.2 Public Announcements.

(a) Except as required by Applicable Law, the Exchange Act, Williams Act or any other U.S. securities Applicable Laws or other disclosure required by the Commission or other Governmental Entity to be made by Amazon or the Company in connection with the transactions contemplated by this Agreement, or by the rules or requirements of any stock exchange on which the securities of a party are listed, no party shall make, or cause to be made, or permit any of its Affiliates to make, any public disclosure in respect of the Transaction Documents or the transactions contemplated thereby without prior written consent (not to be unreasonably withheld, conditioned or delayed) of the other party, to the extent such public disclosure relates to the transactions contemplated hereby or by any of the other Transaction Documents. The parties agree that neither party shall issue a press releases or a portion thereof with respect to the entry into this Agreement or the grant of the Warrant. Notwithstanding the foregoing, no party shall be required to receive the consent of the other party to any release, announcement or communication (including any filing required to be made under the Exchange Act or the Securities Act) to the extent such release, announcement or communication includes information, (i) that is in a Form 6-K (which shall not include a press release) filed on the date hereof announcing the execution of this Agreement, the Warrant, and the fourth amendment of the Master Purchase Agreement, (ii) that is consistent with releases, announcements or other communications previously consented to by the other party in accordance with this Section 3.2, (iii) that is required to be disclosed under GAAP; or (iv) that has previously been released by either of the parties hereto in respect of the transactions contemplated hereby or the Transaction Documents without any violation of the terms of this Agreement. Notwithstanding the preceding sentence, to the extent any disclosure (including communications with investors and analysts) relates to the Transaction Documents or any transaction contemplated thereby and contains any information inconsistent with the Initial Press Release or releases, announcements or other communications previously consented to by the other party in accordance with this Section 3.2 or that has previously been released by either of the parties hereto in respect of the transactions contemplated hereby or the Transaction Documents without any violation of the terms of this Agreement, such disclosure shall be subject to the prior consent of the other party (unless it is required to be in such form under Applicable Law), which shall not be unreasonably withheld, conditioned or delayed.

(b) Without limiting the foregoing, in recognition of the importance to the Company and Amazon of taking appropriate steps to maintain the confidentiality of agreements between the parties from the parties’ customers, competitors and suppliers, in the event that the Company is requested by the Commission or any other regulatory body or stock exchange (the Commission and each such other regulatory body or stock exchange, a “Disclosure Agency”), or legally required to file or otherwise submit any agreement to which Amazon is a party (each a “Disclosable Agreement”) or any excerpt from, summary of or specific information relating to any Disclosable Agreement with or to a Disclosure Agency the filing or submission of which involves or could result in public disclosure of such Disclosable Agreement or excerpt therefrom, summary thereof or specific information relating thereto, the Company will (1) promptly notify Amazon of such request or requirement to file or otherwise submit the Disclosable Agreement or any excerpt therefrom, summary thereof or specific information relating thereto and any applicable deadline for making such filing or submission, (2) except with respect to this Agreement, the Warrant and the Master Purchase Agreement and any amendments to any such agreements, use reasonable efforts, the reasonable and documented out-of-pocket expenses of which shall be split between the parties, to persuade the Disclosure Agency that the Company is not required to file or otherwise submit the Disclosable Agreement pursuant to applicable laws, rules, regulations and ordinances and, to the extent such efforts are not successful, (3) provide Amazon with a reasonable opportunity to request (i) a redaction of any information in the Disclosable Agreement or excerpt therefrom, summary thereof or specific information relating thereto (in addition to any redactions proposed by the Company) prior to filing or submitting such Disclosable Agreement, excerpt therefrom, summary thereof or specific information relating thereto, and (ii) if requested or required by the Disclosure Agency, the submission of one or more confidential treatment requests in support of such redactions with such arguments as requested by Amazon, including in response to any comments or requests for information issued by the applicable Disclosure Agency, to which, in each case, the Company shall agree absent a reasonable basis for objection (and shall provide Amazon prompt notice of any such objection, the basis therefor and a reasonable opportunity to consider and discuss such objection with the Company), (4) provide Amazon (i) with copies of any comments and all other communications received from the applicable Disclosure Agency with respect to the Disclosable Agreement or confidential treatment thereof (including a reasonable summary of any oral communications or other comments received other than in writing) as promptly as reasonably practicable and (ii) with the Company’s proposed response to such comments at least three (3) Business Days before such response is submitted to the applicable Disclosure Agency, and (5) provide Amazon with a reasonable opportunity to propose revisions within such three (3)-Business Day period to such proposed response as requested by Amazon, and which revisions the Company shall make absent a reasonable basis for objection (and shall provide Amazon prompt notice of any such objection, the basis therefor and a reasonable opportunity to consider and discuss such objection with the Company), and as applicable, use its commercially reasonable efforts in responding to any such comments in order to pursue assurance that confidential treatment will be granted. The Company will not file this Agreement, any Disclosable Agreement, any excerpt therefrom, summary or portion thereof or specific information relating thereto with any Governmental Entity or regulatory body, including any Disclosure Agency, or disclose any other confidential and/or commercially sensitive information in any manner, except to the extent (i) permitted above, or (ii) the Company determines in good faith based on the advice of outside counsel that making such filing or submission without adhering to the requirements set forth above is necessary to comply with Applicable Law. Notwithstanding anything in Section 6.1 of this Agreement to the contrary, the provisions of this Section 3.2(b) will survive for so long as the Master Purchase Agreement remains in effect.

3.3 Expenses. Unless otherwise provided in any Transaction Document, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

3.4 Tax Treatment. No later than ninety (90) days after the Warrant Issuance, Amazon shall provide the Company with a valuation of the Warrant for tax purposes, taking into account the vesting schedule and any other relevant economic assumptions or inputs with respect to such Warrant as determined by Amazon. Such valuation shall be binding on Amazon and the Company for all U.S. tax purposes. Amazon and the Company shall treat the Warrant Issuance for U.S. federal income tax purposes (i) as a closed, taxable transaction occurring on the date of the Warrant Issuance, rather than as an open transaction, and (ii) not as a transaction in connection with the performance of services within the meaning of Section 83 of the Code. Neither Amazon nor the Company shall take any position for tax purposes that is inconsistent with the foregoing, unless required by Applicable Law.

Article IV
ADDITIONAL AGREEMENTS

4.1 Acquisition for Investment. Amazon acknowledges that the issuance of the Warrant and the Warrant Shares has not been registered under the Securities Act or under any state securities laws. Amazon (i) acknowledges that it is acquiring the Warrant and the Warrant Shares pursuant to an exemption from registration under the Securities Act solely for its own account for investment with no present intention to distribute them to any Person in violation of the Securities Act or any other applicable securities laws, (ii) agrees that it shall not (and shall not permit its Affiliates to) sell or otherwise dispose of the Warrant or the Warrant Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any Applicable Laws, (iii) acknowledges that it has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Warrant Issuance and of making an informed investment decision, and has conducted a review of the business and affairs of the Company that it considers sufficient and reasonable for purposes of consummating the Warrant Issuance, (iv) acknowledges that it is able to bear the economic risk of the Warrant Issuance and able to afford a complete loss of such investment and (v) acknowledges that it is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act).

4.2 Legend. Amazon agrees that all certificates or other instruments representing the Warrant and the Warrant Shares shall bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A TRANSACTION AGREEMENT, DATED AS OF SEPTEMBER 14, 2020, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND AMAZON.COM, INC., A DELAWARE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.”

Following (a) at Amazon’s request, the Company obtaining at its own cost (with Amazon being responsible for any reasonable and documented fees and disbursements above $25,000) an opinion of counsel from a nationally recognized law firm, or (b) Amazon presenting the Company at Amazon’s own cost with an opinion of counsel from a nationally recognized law firm reasonably satisfactory, in form and substance, to the Company, in each case for (a) or (b) that the Warrant Shares are eligible to be Transferred without restriction in accordance with Rule 144 under the Securities Act, the Company shall at Amazon’s option either (i) promptly issue new certificates or other instruments representing such Warrant Shares that shall not contain such portion of the above legend that is no longer applicable, or (ii) at the Company’s sole expense in accordance with the terms of the Warrant, including that of its transfer agent and for same day processing, if applicable, shall promptly instruct its transfer agent to use The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program to credit such aggregate number of Warrant Shares to which the holder of the Warrant Shares is entitled pursuant to such exercise to such holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian (“DWAC”) system; provided that the holder of such Warrant Shares surrenders to the Company the previously issued certificates or other instruments.

4.3 Anti-Takeover Provisions. The Company shall not take any action that would prevent Amazon from exercising any of its rights under this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby (a “Burdensome Action”), including by causing this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, to be subject to any requirements imposed by any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar law and any potentially applicable provision of the Company’s articles of association or bylaws (collectively, the “Anti-Takeover Provisions”) or subject in any manner to any “poison pill” or similar shareholder rights plan, in each case the result of which would be to cause a Burdensome Action to occur, and shall take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the Transaction Documents from any applicable Anti-Takeover Provisions, as now or hereafter in effect. The foregoing provision is not intended to prevent the Company from exercising any right granted pursuant to Article VI hereof.

4.4 Transfer Restrictions.

(a) Other than solely in the case of a Permitted Transfer, NV Investment Holdings shall not Transfer:

(i) any Warrant Shares to any Person that, as of the time of entry into the agreement governing the Transfer, has filed a Schedule 13D filing with the Commission, has informed Amazon that it will be required to file or currently intends to file a Schedule 13D filing after the Transfer of the Warrant or Warrant Shares, as applicable, or is to the actual knowledge of Amazon’s executive officers the Beneficial Owner of more than 10% of the Ordinary Shares through either existing Beneficial Ownership or after the Transfer(with no obligation of inquiry, other than to (i) review the Schedule 13D and Schedule 13G filings made with respect to the Ordinary Shares and (ii) to obtain a written representation from the purchaser to the effect that such purchaser will not be required to file and does not currently intend to file a Schedule 13D and is not the Beneficial Owner of more than 10% of the Ordinary Shares either through existing Beneficial Ownership or after the Transfer); provided that this Section 4.4(a)(i) shall not apply to any open market sale of Ordinary Shares through a brokerage transaction effected over a United States national securities exchange or any sale of Ordinary Shares pursuant to a bona fide Underwritten Offering; provided, further, that the Company may instruct the underwriter(s) of any such Underwritten Offering to exclude any Person that has filed a Schedule 13D with respect to the Ordinary Shares; or

(ii) for a period of one year following the date of this Agreement, and other than pursuant to Article VI, any Warrant Shares in an open market transaction if the number of Shares being transferred exceeds the amount that would be permitted to be transferred pursuant to Rule 144(e) as such provision applies to “affiliates” unless the average daily trading volume reported during the thirty (30) calendar days immediately prior to the sale exceeds $1 million.

(b) “Permitted Transfers” means, in each case so long as such Transfer is in accordance with Applicable Law and the provisions of the Company’s articles of association:

(i) a Transfer of the Warrant or Warrant Shares to Amazon or a wholly owned subsidiary of Amazon, so long as such Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Transferee agrees to be subject to all covenants and agreements of Amazon under this Agreement;

(ii) a Transfer of the Warrant or Warrant Shares in connection with an Acquisition Transaction approved by the board of directors of the Company (the “Board”) (including if the Board (A) recommends that its stockholders tender in response to a tender or exchange offer that, if consummated, would constitute an Acquisition Transaction, or (B) does not recommend that its stockholders reject any such tender or exchange offer within the ten (10)-Business Day period specified in Rule 14e-2(a) under the Exchange Act);

(iii) a Transfer of the Warrant or Warrant Shares that constitutes a tender into a tender or exchange offer commenced by the Company or any of its Affiliates;

(iv) a Transfer of the Warrant Shares with the prior written consent of the Company;

(v) a Transfer of the Warrant (A) to an entity listed in Rule 13d-1(b)(1)(ii) under the Exchange Act, or (B) with the prior written consent of the Company (such consent not to be unreasonably withheld conditioned or delayed), in each case, other than to a Competitor of the Company or to a Person that is a Beneficial Owner of more than 10% of the Ordinary Shares either through existing Beneficial Ownership or after the Transfer;

(vi) a Transfer of the Warrant or Warrant Shares if required by, or reasonably necessary in order for, Amazon to obtain Governmental Approval for any acquisition (whether direct or indirect, including by way of merger, share exchange, share purchase, consolidation or any similar transaction), provided that such acquisition is not being undertaken by Amazon for the purpose of evading or avoiding the transfer restrictions imposed by this Section 4.4; or

(vii) a Transfer of the Warrant or Warrant Shares to the extent required under Applicable Law.

(c) Any Transfer or attempted Transfer of the Warrant or Warrant Shares in violation of this Section 4.4 shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register or other books and records of the Company.

(d) Notwithstanding anything in this Agreement, the transfer restrictions pursuant to this Section 4.4 shall automatically terminate upon the date that the Beneficial Ownership of Amazon, in the aggregate, of the Ordinary Shares is less than two percent (2%) of the issued and outstanding Ordinary Shares so long as, as of such date, all of the then-remaining Registrable Securities Beneficially Owned by Amazon may be sold in a single transaction without limitation under Rule 144 under the Securities Act.

4.5 Standstill Provisions.

(a) Amazon agrees that from the date of this Agreement until such time as the number of Warrant Shares held by Amazon or its subsidiaries or remaining unexercised under the Warrant is less than two percent (2%) of the outstanding shares of the Company (such period, the “Standstill Period”), without the prior written approval of the Board, Amazon shall not, directly or indirectly, and shall cause its subsidiaries not to:

(i) acquire, agree to acquire, propose or offer to acquire, by purchase or otherwise, Equity Securities or Derivative Instruments of the Company, other than:

A. Warrant Shares acquired by Amazon or its subsidiaries in accordance with the Transaction Documents;

B. any Ordinary Shares acquired by Amazon or its subsidiaries in accordance with the Prior Warrant;

C. as a result of any stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company in accordance with this Agreement; or

D. pursuant to and in accordance with Section 4.4(b)(i) and Section 4.4(b)(ii);

(ii) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission irrespective of whether those rules apply to the Company or not) (whether or not relating to the election or removal of directors) to vote any Voting Securities, or disclose how Amazon intends to vote its Shares on any contested election of directors or any contested proposal relating to an Acquisition Proposal unless such disclosure is (A) to a Governmental Entity and (B) determined by Amazon in good faith, based on the advice of its legal counsel, to be reasonably required by Applicable Law;

(iii) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(iv) nominate or seek to nominate, directly or indirectly, any Person to the Board;

(v) deposit any Voting Securities in a voting trust or similar contract or agreement or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Voting Securities (in each case, other than to the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company);

(vi) make any public announcement with respect to, enter, agree to enter, propose or offer to enter into any merger, business combination, recapitalization, restructuring, change-in-control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries, or purchase of a material portion of the assets, properties or Equity Securities of the Company, other than acquisitions of Equity Securities as follows:

A. Warrant Shares acquired by Amazon or its subsidiaries in accordance with the Transaction Documents;

B. any Ordinary Shares acquired by Amazon or its subsidiaries in accordance with the Prior Warrant;

C. as a result of any stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company in accordance with the this Agreement;

D. pursuant to and in accordance with Section 4.4(b)(i) and Section 4.4(b)(ii); or

E. Equity Securities of the Company representing less than 5% of the outstanding Ordinary Shares held by a Person acquired by Amazon or its Affiliates; provided that such Equity Securities of the Company were acquired by such acquired Person prior to it entering into an agreement with Amazon to be acquired and not in contemplation of, or in connection with, Amazon’s acquisition of such Person and Amazon agrees to dispose of those Equity Securities and to reasonably cooperate with the Company to establish a reasonable timetable and other reasonable parameters for so doing so as to minimize the impact of such disposition on the trading market for the Ordinary Shares; provided that in connection with such disposition, Amazon shall not be required to take any action that would be likely to adversely affect the value of the Equity Securities;

(vii) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company (for the avoidance of doubt, excluding any such act to the extent in its capacity as a commercial counterparty, customer, supplier, industry participant or the like);

(viii) take any action that would reasonably be expected to require the Company to make a public announcement regarding any of the events described above;

(ix) advise or knowingly assist or knowingly encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with the foregoing;

(x) form, join or in any way participate in a Group (other than with its subsidiary that is bound by the restrictions of this Section 4.5(a) or a Group that consists solely of Amazon and/or any of its Affiliates), with respect to any Voting Securities or otherwise in connection with any of the foregoing; or

(xi) publicly disclose any intention, plan or proposal with respect to any of the foregoing.

In addition, Amazon shall not, directly or indirectly, and shall not permit any of its subsidiaries, directly or indirectly, to, contest the validity of this Section 4.5 or, subject to Section 4.5(b), seek a waiver, amendment or release of any provisions of this Section 4.5 (including this sentence) (whether by legal action or otherwise).

(b) Notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, including Section 4.5(a) hereof, Amazon shall not be prohibited or restricted from:

(i) making and submitting to the Company and/or the Board, any Acquisition Proposal on a non-publicly disclosed or announced basis, or any confidential request for the Company and/or the Board to waive, amend or provide a release of any provision of this Section 4.5 (whether or not in connection with such Acquisition Proposal), provided that Amazon shall not submit any request, proposal or offer that would be reasonably likely to obligate the Company to publicly disclose such request, proposal or offer; and

(ii) making and submitting to the Company, the Board, and/or the Company’s stockholders, following any Acquisition Proposal received (or entered into) by the Company, the Board or the Company’s stockholders by any Person or Group other than Amazon or any of its subsidiaries that is, was or becomes, publicly disclosed or announced (including as a result of being approved by the Board or otherwise the subject of any agreement, contract or understanding with the Company) (the “Original Public Acquisition Proposal”), a Qualifying Public Acquisition Proposal (which such Qualifying Public Acquisition Proposal may, for the avoidance of doubt, include requests for the Company and/or the Board to waive, amend or provide a release of any provision of this Section 4.5), or from taking any other action, whether or not otherwise restricted by Section 4.5(a), in connection with evaluating, making, submitting, negotiating, effectuating or implementing any such Qualifying Public Acquisition Proposal (or any amendment, supplement or modification thereto).

Article V
DEFINITIONS

5.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Acquisition Proposal” means any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or nonbinding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Person or Group relating to an Acquisition Transaction.

“Acquisition Transaction” means (a) any transaction or series of related transactions as a result of which any Person or Group (excluding Amazon or any of its Affiliates) becomes the Beneficial Owner, directly or indirectly, of thirty-five percent (35%) or more of the outstanding Equity Securities (measured by either voting power or economic interests) of the Company, (b) any transaction or series of related transactions in which the stockholders of the Company immediately prior to such transaction or series of related transactions (the “Pre-Transaction Stockholders”) cease to beneficially own, directly or indirectly, at least sixty-five percent (65%) of the outstanding Equity Securities (measured by either voting power or economic interests) of the Company or in the surviving or resulting entity of such transactions; provided that this clause (b) shall not apply if (i) such transaction or series of related transactions is an acquisition by the Company effected, in whole or in part, through the issuance of Equity Securities of the Company, (ii) such acquisition does not result in a Person or Group beneficially owning, directly or indirectly, a greater percentage of the outstanding Equity Securities (measured by either voting power or economic interests) of the Company than Amazon, and (iii) the Pre-Transaction Stockholders continue to beneficially own, directly or indirectly, at least sixty percent (60%) of the outstanding Equity Securities (measured by voting power and economic interests) of the Company, (c) any merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company, as a result of which at least thirty-five percent (35%) ownership of the Company is Transferred to another Person or Group (excluding Amazon or any of its Affiliates), (d) individuals who constitute the Continuing Directors, taken together, ceasing for any reason to constitute at least a majority of the Board, (e) any sale or lease or exchange, Transfer, license or disposition of a business, deposits or assets that constitute thirty-five percent (35%) or more of the consolidated assets, business, revenues, net income, assets or deposits of the Company, or (f) any transaction or series of related transactions as a result of which the Ordinary Shares are no longer traded on The NASDAQ Stock Market, LLC or, unless otherwise agreed in writing between Amazon and the Company, the Public Float of the Company constitutes less than thirty-five percent (35%) of the outstanding Ordinary Shares of the Company.

“Affiliate” means, with respect to any person, any other person (for all purposes hereunder, including any entities or individuals) that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person. It is expressly agreed that, for purposes of this definition, none of the Company or any of its subsidiaries is an Affiliate of Amazon or any of its subsidiaries (and vice versa).

“Agreement” has the meaning set forth in the preamble.

“Amazon” has the meaning set forth in the preamble.

“Anti-Takeover Provisions” has the meaning set forth in Section 4.3.

“Antitrust Laws” has the meaning set forth in Section 2.2(d)(iii).

“Applicable Law” means, with respect to any Person, any federal, national, state, local, municipal, international, multinational or SRO statute, law, ordinance, secondary and subordinate legislation, directives, rule (including rules of common law), regulation, ordinance, treaty, Order, permit, authorization or other requirement applicable to such Person, its assets, properties, operations or business.

“Bankruptcy Exceptions” has the meaning set forth in Section 2.2(d)(i).

“Beneficial Owner,” “Beneficially Owned” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance); provided that, except as otherwise specified herein, such calculations shall be made inclusive of all Warrant Shares subject to issuance pursuant to the Warrant.

“Board” has the meaning set forth in Section 4.4(b)(ii).

“Business Day” has the meaning set forth in Section 1.3.

“Claim Notice” has the meaning set forth in Section 3.1(f).

“Closing” has the meaning set forth in Section 1.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto).

“Commission” has the meaning set forth in Section 2.1(b).

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” has the meaning set forth in Section 2.2(d)(ii).

“Company Stock Plans” has the meaning set forth in Section 2.2(b).

“Competitor” means any Person that engages, or proposes to engage, in (i) the business of providing digital direct to garment printing solutions and/or digital roll to roll fabric printing solutions, including but not limited to Brother, Epson, Ricoh, EFI, Dover Corporation, Aeoon Digital, Durst, SPGPrints, HP, M&R, or MHM, or (ii) any other line of business, or other products or services, that (a) the Company enters into before the Expiration Time and (b) constitutes at least 10% of the consolidated revenue of the Company; provided, however, that a Competitor shall not include a Person that holds a direct or indirect equity interest of less than 5% of the outstanding equity interests of such Person.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of February 12, 2016, by and between Amazon and the Company.

“Continuing Directors” means the directors of the Company on the date hereof and each other director, if, in each case, (i) such other director’s nomination for election to the Board is recommended by more than fifty percent (50%) of the directors of the Company as of the date of such other director’s nomination for election to the Board, or (ii) Amazon and its subsidiaries shall have voted any Ordinary Shares in favor of the election of such other director to the Board.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “controlled” and “controlling” shall be construed accordingly.

“conversion” has the meaning set forth in the definition of Equity Securities.

“convertible securities” has the meaning set forth in the definition of Equity Securities.

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (x) such interest conveys any voting rights in such security, (y) such interest is required to be, or is capable of being, settled through delivery of such security or (z) other transactions hedge the economic effect of such interest.

“Disclosable Agreement” has the meaning set forth in Section 3.2(b).

“Disclosure Agency” has the meaning set forth in Section 3.2(b).

“DTC” has the meaning set forth in Section 4.2.

“DWAC” has the meaning set forth in Section 4.2.

“Effect” has the meaning set forth in Section 2.1(a).

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation and any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination (clauses (ii) and (iii), collectively “convertible securities” and any conversion, exchange or exercise of any convertible securities, a “conversion”).

“Exchange Act” has the meaning set forth in Section 2.1(b).

“Exercise Approval” has the meaning set forth in Section 2.3(b)(i).

“Expiration Time” has the meaning ascribed to it in the Warrant.

“FCPA” has the meaning set forth in Section 2.2(l).

“fully diluted basis” means as of any time of determination, the number of Ordinary Shares that would then be outstanding, assuming the complete exercise, exchange or conversion of all then-outstanding Equity Securities of the Company, including, for the avoidance of doubt, as of the date of this Agreement, the Warrant Shares.

“GAAP” has the meaning set forth in Section 2.1(a).

“Governmental Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Entity, the giving of notice to or registration with any Governmental Entity or any other action in respect of any Governmental Entity.

“Governmental Entity” has the meaning set forth in Section 2.2(d)(iii).

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“HSR Act” has the meaning set forth in Section 2.2(d)(iii).

“Initial Antitrust Clearance” has the meaning set forth in Section 3.1(b).

“Initial Antitrust Filings” has the meaning set forth in Section 3.1(b).

“Initial Filing Transaction” has the meaning set forth in Section 3.1(b).

“Losses” means all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement.

“Interested Party” has the meaning set forth in Section 3.1(h).

“Master Purchase Agreement” has the meaning set forth in the recitals.

“Material Adverse Effect” has the meaning set forth in Section 2.1(a).

“NIS” means the Israeli New Shekel, the lawful currency of the State of Israel.

“Notice Period” has the meaning set forth in Section 3.1(f).

“NV Investment Holdings” has the meaning set forth in the recitals.

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued by any Governmental Entity.

“Ordinary Shares” has the meaning set forth in the recitals.

“Original Public Acquisition Proposal” has the meaning set forth in Section 4.5(b)(ii).

“Permitted Transfers” has the meaning set forth in Section 4.4(b).

“Person” means an individual, company, corporation, partnership, limited liability company, trust, body corporate (wherever located) or other entity, organization or unincorporated association, including any Governmental Entity.

“Previously Disclosed” has the meaning set forth in Section 2.1(b).

“Prior Transaction Agreement” has the meaning set forth in Section 6.12.

“Prior Warrant” has the meaning set forth in Section 2.3(c).

“Public Float” means the outstanding Ordinary Shares Beneficially Owned by shareholders of the Company other than (a) any Person or Group beneficially owning more than ten percent (10%) of all outstanding Ordinary Shares, (b) directors or executive officers of the Company and any members of their immediate family and (c) other Affiliates of the Company, with no share of the Ordinary Shares being counted more than once; provided, however, that the Ordinary Shares beneficially owned by any shareholder in excess of ten percent (10%) of the outstanding Ordinary Shares as set forth in the beneficial ownership table in the Company’s most recent proxy statement filed with the SEC and who continues to own in excess of ten percent (10%) of the outstanding Ordinary Shares as of the date of this Agreement shall be included in the definition of Public Float for so long as such shareholder does not increase such shareholder’s Beneficial Ownership of Ordinary Shares through the acquisition of Equity Securities from or after the date of this Agreement in an aggregate amount that exceeds two percent (2%) of all outstanding Ordinary Shares. For the avoidance of doubt, in the calculation of Public Float, but not for purposes of determining whether or not the shares of a Person beneficially owning in excess of ten percent (10%) of the outstanding Ordinary Shares are included in the calculation of Public Float, Ordinary Shares underlying stock options or other equity awards issued to directors or executive officers shall not be treated as Beneficially Owned by such directors or executive officers unless and until such options or other equity awards are exercised or settled.

“Qualifying Public Acquisition Proposal” means as it relates to any Original Public Acquisition Proposal under Section 4.5(b), any proposal, offer, inquiry or indication of interest (whether binding or nonbinding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by Amazon relating to an alternative Acquisition Proposal that Amazon determines in good faith constitutes greater value than such Original Public Acquisition Proposal.

“Registrable Securities” means any and all (i) Warrant or Warrant Shares, (ii) other stock or securities that Amazon or its subsidiaries may be entitled to receive, or will have received, pursuant to its ownership of the Warrant or Warrant Shares, in lieu of or in addition to Ordinary Shares, and (iii) Equity Securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) or (ii) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities shall cease to be Registrable Securities when they (x) have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the registration statement covering such securities, or (y) have been otherwise sold pursuant to Rule 144. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. For the sake of clarity, the parties agree that the Warrant and the Warrant Shares will also be considered Registrable Securities (as such term is defined in the Prior Transaction Agreement).

“Representatives” means with respect to a Person: (i) any of its Affiliates or (ii) its or its Affiliate’s respective directors, managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof).

“SDNY” has the meaning set forth in Section 6.5.

“SEC Reports” has the meaning set forth in Section 2.1(b).

“Securities Act” has the meaning set forth in Section 2.1(b).

“Share Delivery Date” has the meaning set forth in the Warrant.

“Shares” has the meaning set forth in the recitals.

“SOX” has the meaning set forth in Section 2.2(e)(v).

“SRO” means any (i) “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) other United States or foreign securities exchange, futures exchange, commodities exchange or contract market or (iii) other securities exchange.

“Standstill Period” has the meaning set forth in Section 4.5(a).

“subsidiary” means, with respect to such Person, any foreign or domestic entity, whether incorporated or unincorporated, of which (i) such Person or any other subsidiary of such Person is a general partner, (ii) at least a majority of the voting power to elect a majority of the directors or others performing similar functions with respect to such other entity is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s subsidiaries, or (iii) at least fifty percent (50%) of the Equity Securities of which are directly or indirectly owned or controlled by such Person or by any one or more of such Person’s subsidiaries.

“Transaction Documents” has the meaning set forth in Section 2.1(c).

“Transaction Litigation” has the meaning set forth in Section 3.1(e).

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, the entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. “Transferred” shall be construed accordingly. “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Voting Securities” means Ordinary Shares of the Company and any other securities of the Company entitled to vote generally in the election of directors of the Company.

“Warrant” has the meaning set forth in Section 1.1.

“Warrant Issuance” has the meaning set forth in Section 1.1.

“Warrant Shares” has the meaning ascribed to it in the Warrant.

Article VI
MISCELLANEOUS

6.1 Termination of This Agreement; Other Triggers.

(a) This Agreement may be terminated at any time:

(i) with the prior written consent of each of Amazon and the Company; or

(ii) if the Initial Antitrust Clearance shall not have been obtained on or prior to the date that is six (6) months after the latest date of the Initial Antitrust Filings, by Amazon, provided that Amazon may not exercise the termination right pursuant to this Section 6.1(a)(ii) if a breach by Amazon of any obligation, representation or warranty under this Agreement has been the cause of, or resulted in, the failure of the Initial Antitrust Clearance to have been obtained on or prior to the date that is six (6) months after the latest date of the Initial Antitrust Filings.

(b) In the event of termination of this Agreement as provided in this Section 6.1, this Agreement (other than Section 1.3 (Interpretation), Article II (Representations and Warranties) (subject to the applicable survival periods and to the extent any Warrant Shares have vested prior to termination), Section 3.2 (Public Announcements), Section 3.3 (Expenses), Section 4.1 (Acquisition for Investment) (to the extent any Warrant Shares have been issued prior to termination), Section 4.2 (Legend) (to the extent any Warrant Shares have been issued prior to termination), Article V (Definitions) (to the extent relevant for any other surviving Sections or Articles) and this Article VI (Miscellaneous), each of which shall survive any termination of this Agreement) shall forthwith become void and there shall be no liability on the part of any party, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

(c) Without affecting in any manner any prior exercise of the Warrant, in the event of termination of this Agreement as provided in this Section 6.1, the unvested portion of the Warrant shall be canceled and terminated and shall forthwith become void and the Company shall have no subsequent obligation to issue, and the Warrantholder (as defined in the Warrant) shall have no subsequent right to acquire, any Warrant Shares pursuant to such canceled portion of the Warrant. For the avoidance of doubt, the Warrant shall remain in full force and effect with respect to the vested portion thereof, and nothing in this Section 6.1 shall affect the ability of the NV Investment Holdings to exercise such vested portion of the Warrant following termination of this Agreement.

6.2 Amendment. No amendment of any provision of this Agreement shall be effective unless made in writing and signed by a duly authorized officer of each party.

6.3 Waiver of Conditions. The conditions to any party’s obligation to consummate any transaction contemplated herein are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Law. No waiver shall be effective unless it is in writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

6.4 Counterparts and Facsimile. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or transmitted electronically by “pdf” file and such facsimiles or pdf files shall be deemed as sufficient as if actual signature pages had been delivered.

6.5 Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any choice or conflict-of-law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, each of the parties (a) expressly submits to the personal jurisdiction and venue of the United States District Court for the Southern District of New York (“SDNY”), or if the SDNY is unavailable, state court located in the borough of Manhattan, New York, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum, and (c) agrees that it shall not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than courts referenced in, and in stipulated preference ranking, of the preceding clause (a). Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 6.6, such service to become effective ten (10) days after such mailing. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

6.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, two (2) Business Days after mailing, (c) if sent by email or facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) or (b) of this Section 6.6 when transmitted and receipt is confirmed, or (d) if otherwise actually personally delivered, when delivered. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:

Name:	Kornit Digital Ltd.
Address:	12 Ha`Amal Street, Afek Park, Rosh-Ha`Ayin 4809246, Israel
Fax:	+972 3 908 0280
Email:	Guy.Avidan@kornit.com
Attn:	Guy Avidan

with a copy to (which copy alone shall not constitute notice):

Name:	Meitar | Law Offices
Address:	16 Abba Hillel Silver Road, Ramat Gan 5250608, Israel
Fax:	+ 972 3 610 3688
Email:	Avivav@meitar.com
Attn:	Aviv Advidan-Shalit

and

Name:	White & Case LLP
Address:	1221 Avenue of the Americas, New York, NY 10020-1095
Fax:	+1 212 354 8113
Email:	cdiamond@whitecase.com
Attn:	Colin Diamond

if to Amazon, to:

Name:	Amazon.com, Inc.
Address:	410 Terry Avenue North Seattle, WA 98109-5210
Fax:	(206) 266-7010
Email:	AmazonWarrants@amazon.com
Attn:	General Counsel

with a copy to (which copy alone shall not constitute notice):

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California 94304

Attn:	Ed Batts, Esq.
Fax:	(650) 849-5092
Email:	ebatts@gibsondunn.com

6.7 Entire Agreement, Etc. This Agreement (including the Schedules, Exhibits and Annexes hereto) and the other Transaction Documents, and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. No party shall take, or cause to be taken, including by entering into agreements or other arrangements with provisions or obligations that conflict, or purport to conflict, with the terms of the Transaction Documents or any of the transactions contemplated thereby, any action with either an intent or effect of impairing any such other Person’s rights under any of the Transaction Documents.

6.8 Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except that Amazon may Transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly owned subsidiaries, its rights and/or obligations under this Agreement, but any such Transfer or assignment shall not relieve Amazon of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

6.9 Severability. If any provision of this Agreement or a Transaction Document, or the application thereof to any Person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.10 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties (and any wholly owned subsidiary of Amazon to which an assignment is made in accordance with this Agreement) any benefits, rights or remedies.

6.11 Specific Performance. The parties agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

6.12 Prior Rights. The parties hereto hereby acknowledge and agree that Article V and Article VI (including any definitions related to such Articles) of that certain Transaction Agreement, dated January 10, 2017, by and between the Company and Amazon (the “Prior Transaction Agreement”) will continue to exist in accordance with their terms.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first herein above written.

KORNIT DIGITAL LTD.

By:	/s/ Guy Avidan
Name: Guy Avidan
Title: Chief Financial Officer

AMAZON.COM, INC.

By:	/s/ Torben Severson
	Name:	Torben Severson
	Title:	Authorized Signatory

ANNEX A

Form of Warrant

ANNEX B

Form of Undertaking